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                                                                     EXHIBIT 6.5



                    HAWAIIAN VINTAGE CHOCOLATE COMPANY, INC.

                             STOCK OPTION AGREEMENT

        AGREEMENT made as of this 28 day of September, 1998 (the "Grant Date") by and between HAWAIIAN VINTAGE CHOCOLATE COMPANY, INC., a Hawaii corporation (hereinafter called the "Corporation"), and JAMES WALSH (hereinafter called "Optionee").


                                   WITNESSETH:

RECITALS

A. The Board of Directors of the Corporation (the "Board") has adopted a resolution approving this Stock Option Agreement.

B. This Stock Option Agreement is granted without regard to qualifications or under any particular section of the Internal Revenue Code of 1986, as amended.

                 NOW, THEREFORE, it is hereby agreed as follows:

        1. GRANT OF OPTION. Subject and upon the terms and conditions set forth in this Agreement, the Corporation hereby grants to Optionee, as of the Grant Date, an option (the "Option") to purchase up to FIVE HUNDRED THOUSAND (500,000) shares (the "Optioned Shares") of the Corporation's Common Stock from time to time during the Option term at the Option price of TWO DOLLARS ($2.00) per share.

        2. OPTION TERM. The specified term of this Option shall be the period commencing on the Grant Date and, unless sooner terminated in accordance with Paragraphs 6 or 8(a), terminating upon the expiration of seven (7) years from the date Optionee shall cease to be an employee of the Corporation. Upon the expiration of the Option term or upon its sooner termination under Paragraphs 6 or 8(a), this Option shall cease to be exercisable and have no further force or effect whatsoever.

        3. OPTION NONTRANSFERABLE: EXCEPTION. This Option shall be neither transferable nor assignable by Optionee other than by will or by the laws of descent and distribution and may be exercised, during Optionee's lifetime, only by Optionee, or his duly appointed representative.



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        4. DATES EXERCISABLE. The Option shall become exercisable in four (4)
cumulative installments on the following dates:

           September 28, 1998           125,000 Optioned Shares        (25%)

           September 28, 1999           125,000 Optioned Shares        (25%)

           September 28, 2000           125,000 Optioned Shares        (25%)

           September 28, 2001           125,000 Optioned Shares        (25%)

Optioned Shares as to which the Option has become exercisable pursuant to this paragraph may be purchased any time after the applicable exercise date and before the expiration or termination of the Option.

        5. EXERCISABLE IN INSTALLMENTS. Exercisable installments may be exercised in whole or in part and to the extent not exercised shall accumulate and be exercisable at any time on or before the expiration or sooner termination of the Option term.

        6. ACCELERATED TERMINATION OF OPTION TERM. The Option term specified in Paragraph 2 shall terminate prior to the expiration of its term should one of the following provisions become applicable:

               (i) Should Optionee cease to be an employee of the Corporation or its subsidiaries (other than by reason of death) at any time during the Option term, then this Option may not be exercised for more than the number of Optioned Shares for which it is exercisable at the date of Optionee's cessation of employee status.

               (ii) Should Optionee die while this Option is outstanding, the executors or administrators of Optionee's estate or Optionee's heirs or legatees (as the case may be) shall have the right to exercise this Option, but only with respect to that number of Optioned Shares, if any, for which the Option is exercisable on the date of Optionee's death. Such right shall lapse and this Option shall cease to be exercisable upon the expiration of the one (1) year period measured from the date of Optionee's death or upon the expiration of seven (7) years from the date Optionee shall cease to be an employee of the Corporation, whichever occurs first.

        7. ADJUSTMENT IN OPTIONED SHARES. In the event of any change in the outstanding shares of Common Stock of the Corporation resulting from any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in capital structure effected without receipt of consideration, then unless such changes result in the termination of all outstanding options pursuant to the provisions of Paragraph 8(a), the Board shall make appropriate adjustments to the number of Optioned Shares subject to this Option and to the Option price per share in order to prevent the dilution of benefits under this Agreement. The adjustments determined by the Board shall be final, binding and conclusive.



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        8.     ACCELERATION AND TERMINATION OF OPTION.

               (a) In the event the Corporation or its shareholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Corporation by means of sale, merger, reorganization or liquidation, then this Option, if outstanding at such time, shall become exercisable during the fifteen (15) days immediately prior to the scheduled consummation of such sale, merger, reorganization or liquidation, with respect to the full number of Optioned Shares at the time covered by this Option. No such acceleration of exercise dates shall occur, however, if the terms of the agreement provide as a prerequisite to the consumption of such sale, merger, reorganization or liquidation that outstanding options under nonqualified Stock Option Agreements (including this Option) are either to be assumed by the successor corporation or parent thereof or are to be replaced with comparable options to purchase shares of capital stock of the successor corporation or parent thereof, and that any such exercise of an option during such fifteen (15) day period shall be conditioned upon the consummation of such transaction, except to the extent that an Optionee may indicate, in writing, that such exercise is unconditional with regard to all or part of the unaccelerated portion of the Option. The determination of such comparability shall be made by the Board and its determination shall be final, binding and conclusive. Upon consummation of such sale, merger, reorganization or liquidation, this Option (whether or not accelerated) shall terminate, unless assumed by the successor corporation or parent thereof.

               (b) This Agreement shall not in any way affect the right of the Corporation to make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

        9.     MANNER OF EXERCISING OPTION.

               (a) In order to exercise this Option with respect to all or any part of the Optioned Shares for which this Option is at the time exercisable, Optionee (or in the case of exercise after Optionee's death, the Optionee's executor, administrator, heir or legatee, as the case may be) must take the following actions:

                      (i) Provide the Secretary of the Corporation with written notice of such exercise, specifying the number of Optioned Shares with respect to which the Option is being exercised;

                      (ii) Pay the Option price in one or more of the following alternative forms: (A) full payment, in cash or check payable to the Corporation's order, of the option price for the Optioned Shares being purchased; (B) full payment in shares of Common Stock of the Corporation having a Fair Market Value on the Exercise Date (as such terms are defined below) equal to the Option price for the Optioned Shares being purchased; (C) a combination of such shares of Common Stock of the Corporation valued at Fair Market Value on the Exercise Date and cash or check payable to the Corporation's order equal in the aggregate to the Option price for the Optioned Shares being purchased; and
(D) or options can be exercised on a "cashless" basis with the Corporation; and



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                      (iii) Furnish to the Corporation appropriate documentation that the person or persons exercising the Option, if other than Optionee, has/have the right to exercise this Option on behalf of and for Optionee.

               (b) The Option price per share has been fixed by the Board.

               (c) No fractional shares shall be issued, and fractional shares remaining in any option shall be rounded down to the next nearest whole number of shares.

               (d) The Exercise Date is the date the Secretary of the Corporation receives the notice described in Paragraph 9(a)(i).

               (e) "Fair Market Value on the Exercise Date" means the average of the last bid price and last asking price, if any, and if none, the last trading price, on the last trading day of the Corporation's Common Stock preceding the Exercise Date, provided neither the asking price, the bid price or the last such trade, involved Optionee, directly or indirectly. Common Stock not registered in accordance with the Securities Act of 1933, or not saleable through a stock broker and transferable without such registration, does not have the Fair Market Value on the Exercise Date defined herein.

        10. CERTIFICATE LEGEND. Each certificate evidencing the issuance of 0ptioned Shares shall have imprinted on it the following legend condition:

               "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 ("ACT") AND ARE RESTRICTED SECURITIES. THE RESTRICTED SECURITIES HAVE BEEN ACQUIRED FOR HOLDER'S OWN ACCOUNT AND NOT WITH A VIEW TO DISTRIBUTE THEM TO THE PUBLIC. RESTRICTED SECURITIES MUST BE HELD INDEFINITELY UNLESS THEY ARE SUBSEQUENTLY REGISTERED UNDER THE ACT OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

        11. SUCCESSORS AND ASSIGNS. Except to the extent otherwise provided in Paragraph 8(a), the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee and the successors and assigns of Corporation.

        12. LIABILITY OF CORPORATION. The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this Option shall relieve the Corporation of any liability in respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained.



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        13. WITHHOLDING. Optionee hereby agrees to make appropriate arrangement with the Corporation or subsidiary employing Optionee for satisfaction of any federal, state or local income tax withholding requirements and federal social security employee tax requirements applicable to the exercise of this Option (if any).

        14. GOVERNING LAW. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Hawaii.

        IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed in duplicate on its behalf by its duly authorized officer and Optionee has also executed this Agreement in duplicate, a1l as of the day and year indicated above.

                                   HAWAIIAN VINTAGE CHOCOLATE COMPANY, INC.


                                   BY:            /s/ JIM WALSH
                                      ------------------------------------------
                                         Jim Walsh, Chief Executive Officer


                                                /s/ JAMES WALSH
                                   ---------------------------------------------
                                              James Walsh, Optionee



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